February 3, 2006


Fax (972) 9-765-1977
Room 4561


Ilan Erez
Chief Financial Officer
Silicom Ltd.
8 Hanagar Street
Kfar Sava 44000, Israel

      RE: 	Silicom Ltd.
 		Form 20-F for Fiscal Year Ended December 31, 2004
		File No. 000-23288

Dear Mr. Erez:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.

Very truly yours,



      Kathleen Collins
							Accounting Branch Chief

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Ilan Erez
Silicom Ltd.
November 21, 2005
Page 2